Exhibit 99.1

News Release

Contact:  David Amy, EVP & Chief Financial Officer

                Lucy Rutishauser, VP-Corporate Finance & Treasurer

               (410) 568-1500

Sinclair Broadcast Group Announces Proposed Public Offering of
Convertible Senior Notes

    BALTIMORE (May 2, 2007) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) announced today that it intends to offer, subject to market conditions and other factors, approximately $300.0 million aggregate principal amount of convertible senior notes due 2027.  As part of the offering, Sinclair will grant the underwriters of the notes an option, solely to cover over-allotments, to purchase up to an additional aggregate $45 million principal amount of the notes.  The underwriters will have 13 days to exercise the over-allotment option.

     The notes will mature in 2027 and will be convertible into shares of Class A common stock of Sinclair Broadcast Group, Inc. at the option of the holder upon certain circumstances and at a fixed conversion rate.  The offering is being made pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission.

    Sinclair intends to use the net proceeds from the offering, together with available cash on hand and/or bank debt, to finance the partial redemption of Sinclair Television Group, Inc.’s, its wholly-owned subsidiary, existing 8.0% Senior Subordinated Notes due 2012.

    This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements:

    The matters discussed in this press release include forward-looking statements regarding, among other things, the Company’s future expectations (including the proposed offering and planned use of proceeds).  When used in this press release, the words “intends to,” “anticipates,” “expects,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the impact of changes in national and regional economies, changes in the interest rate environment, other credit facility market conditions, and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to update these forward-looking statements except as required by law.